FORM BCA 2.10 (rev. Dec. 2003)
ARTICLES OF INCORPORATION
Business Corporation Act
Jesse White, Secretary of State
Department of Business Services
Springfield, IL 62756
Telephone     (217) 782-9522
        (217) 782-6961
http://www.cyberdriveillinois.com
Remit payment in the form of a cashier’s
check, certified check, money order
or an Illinois attorney’s or CPA’s check
payable to the Secretary of State.
SEE NOTE 1 TO DETERMINE FEES

Filing Fee: $150.00	Franchise Tax $25.00_	Total $175.00_	File # 6488-4492_______	Approved: _KK_
----------Submit in duplicate-----------	-------------Type or Print clearly in black Ink----Do not write above this line----------

1. CORPORATE NAME: First Community Financial Partners, Inc. (The corporate name must contain he word "corporation", "company", "incorporated," "limited" or an abbreviation thereof.)

2. Initial Registered Agent: BFKPN Corporate Services, Inc.
                First Name Middle Initial Last name
   Initial Registered Office: 333 W. Wacker Drive, Suite 2700
                Number Street Suite# (A P.O. BOX ALONE IS NOT ACCEPTABLE)
            Chicago IL 60606 Cook
               City Zip Code County

3. Purpose or purposes for which the corporation is organized:
   (If not sufficient space to cover this point, add one or more sheets of this size.)

   The transaction of any or all lawful businesses for which corporations may be incorporated under the Illinois
   Business Corporation Act.

4. Paragraph 1; Authorized Shares, Issued Shares and Consideration Received:
Class	Par Value	Number of Shares Authorized	Number of Shares Proposed to be Issued	Consideration to be Received Therefor
See attached Exhibit A $

TOTAL =     $
Paragraph 2: The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are:
(If not sufficient space to cover this point, add one or more sheets of this size.)

See attached Exhibit A.

C-162.24

5. OPTIONAL:
(a) Number of directors constituting the initial board of directors of the corporation: __________.
(b) Names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify:
   Name Address City, State, ZIP

6. OPTIONAL:
(a) It is estimated that the value of all property to be owned by the corporation for the following year wherever located will be:
(b) It is estimated that the value of the property to be located within the State of Illinois during the following year will be:
(c) It is estimated that the gross amount of business that will be transacted by the corporation during the following year will be:
(d) It is estimated that the gross amount of business that will be transacted from places of business in the State of Illinois during the following year will be:

$ 29,014,000 $ 29,014,000 $ -0- $ -0-
7. OPTIONAL:
OTHER PROVISIONS    SEE ATTACHED EXHIBIT A.
Attach a separate sheet of this size for any other provision to be included in the Articles of Incorporation, e.g., authorizing preemptive rights, denying cumulative voting, regulating Internal affairs, voting majority requirements, fixing a duration other than perpetual, etc.

8. NAME(S) & ADDRESS(ES) OF INCORPORATOR(S)

   The undersigned incorporator(s) hereby declare(s), under penalties of perjury, that the statements made in the foregoing Articles of Incorporation are true.

Dated    April 4 , 2006
      (Month & Day) Year

Signature and Name 1. /s/ Stephen G. Morrissette Signature Stephen G. Morrissette (Type & Print Name) 2. Signature (Type & Print Name) 3. Signature (Type & Print Name)	Address 1. 2801 Black Road Street Joliet IL 60435 City/Town State Zip Code 2. Street City/Town State Zip Code 3. Street City/Town State Zip Code
(Signatures must be in BLACK INK on original document. Carbon copy, photocopy or rubber stamp signatures may only be used on conformed copies.)
NOTE: If a corporation acts as incorporator, the name of the corporation and the state of Incorporation shall be shown and the execution shall be by a duly authorized corporate officer. Type or print officer’s name and title beneath signature.

Note 1: Fee Schedule
The initial franchise tax is assessed at the rate of 15/100 of 1 percent ($1.50 per $1,000) on the paid-In capital represented in this State.
(Minimum initial franchise tax is $25)

The filing fee is $150

The minimum total due (franchise tax+ filing fee) is $175.

Note 2: Return to: (Firm name) Attention) (Mailing Address) (City, State, ZIP Code)

EXHIBIT A
ARTICLE 4
AUTHORIZED STOCK
Paragraph 1.     The total number of shares of all classes of capital stock which the Corporation has the authority to issue is twenty-one million (21,000,000) shares, which are divided into two classes as follows:
(a)    one million (1,000,000) shares of Preferred Stock with a par value of $1.00 per share (the “Preferred Stock”); and
(b)    twenty million (20,000,000) shares of Common Stock with a par value of $1.00 per share (the “Common Stock”).
Paragraph 2.     The preferences, qualifications, limitations, restrictions and special or relative rights in respect of the shares of each class are:
Section 1.     Preferred Stock. The board of directors is authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences, voting powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the board of directors, and as are not stated and expressed in these articles of incorporation or any amendment thereto, including, but not limited to, determination of any of the following:
(a)    the distinctive serial designation and the number of shares constituting a series;
(b)    the dividend rate or rates, whether dividends are cumulative (and if so on what terms and conditions), the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends;
(c)    the voting rights, full or limited, if any, of the shares of the series, which could include the right to elect a specified number of directors in any case if dividends on the series are not paid for in a specified period of time;
(d)    whether the shares of the series are redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed, which prices, terms and conditions may vary under different conditions and at different redemption dates;
(e)    the amount or amounts, if any, payable upon the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to any payment or distribution of the assets of the Corporation to any class or classes of stock of the Corporation ranking junior to the series;
(f)    whether the shares of the series are entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of the series and the amount of the fund and the manner of its application, including the price or prices at which the shares of the series may be redeemed or purchased through the application of the fund;
(g)    whether the shares are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and
(h)    any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of a series, as the board of directors may deem advisable and as are not inconsistent with the provisions of these articles of incorporation.
Section 2.     Common Stock.
(a)    Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the board of directors.
(b)    In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, holders of Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to shareholders ratably in proportion to the number of shares of Common Stock held by them respectively. The board of directors may distribute in kind to the holders of Common Stock such remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or other entity and receive payment therefor in cash, stock or obligations of such other corporation, trust or other entity, or any combination hereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Common Stock. Neither the merger or consolidation of the Corporation into or with any other corporation or corporations, nor the purchase or redemption of shares of stock of the Corporation of any class, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reorganization or recapitalization of the Corporation, shall be deemed to be a dissolution, liquidation or winding up of the Corporation for the purposes of this paragraph.
(c)    Except as may be otherwise required by law or in these articles of incorporation or any amendment thereto, each holder of Common Stock has one vote in respect of each share of stock held by the holder of record on the books of the Corporation on all matters voted upon by the shareholders. No shareholder shall have cumulative voting rights for the election of directors.
Paragraph 3.
Section 1.     No Preemptive Rights. No shareholder shall have any preemptive right to subscribe to an additional issue of stock, whether now or hereafter authorized, of any class or series or to any securities of the Corporation convertible into such stock.
Section 2.     Unclaimed Dividends. Any and all right, title, interest and claim in or to any dividends declared by the Corporation, whether in cash, stock, or otherwise, which are unclaimed by the shareholder entitled thereto for a period of five years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the Corporation, its transfer agents or other agents or depositaries shall at such time become the absolute property of the Corporation, free and clear of any and all claims of any persons whatsoever.
ARTICLE 5
ISSUED AND OUTSTANDING SHARES
The number of shares of each class issued and outstanding on the date of filing these Articles of Incorporation of the Corporation are:

Class	Par Value per Share	Number of Shares Authorized	Number of Shares Issued	Paid-in Capital
Common	$1.00	20,000,000	10	$100.00
Preferred	$1.00	1,000,000	0	0.00
			Total	$100.00

ARTICLE 6
BYLAWS
The bylaws may be amended, altered or repealed by resolution adopted by not less than two-thirds (2/3) of the number of directors as may be fixed from time to time, in the manner prescribed herein, or in a manner otherwise provided in the bylaws.
ARTICLE 7
WRITTEN BALLOTS
Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.
ARTICLE 8
AMENDMENTS
The Corporation reserves the right to amend, alter, change or repeal any provision contained in these articles of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.
ARTICLE 9
INDEMNIFICATION
Each person who is or was a director or officer of the Corporation and each person who serves or served at the request of the Corporation as a director, officer or partner of another enterprise shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the Illinois Business Corporation Act of 1983, as the same now exists or may be hereafter amended, subject to the limits of applicable federal law and regulation. No amendment to or repeal of this Article shall apply to or have any effect on the rights of any individual referred to in this Article for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.
ARTICLE 10
PERSONAL LIABILITY OF DIRECTORS
To the fullest extent permitted by the Illinois Business Corporation Act of 1983, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty of a director.
ARTICLE 11
BOARD OF DIRECTORS
The number of directors constituting the entire board of directors shall not be less than ten (10) nor more than twenty-five (25) as fixed from time to time by resolution of two-thirds (2/3) of the number of directors which immediately prior to such proposed change had been fixed, in the manner prescribed herein, by the board of directors of the Corporation, provided, however, that the number of directors shall not be reduced as to shorten the term of any director at the time in office, and provided further, that the number of directors constituting the entire board of directors shall be fifteen (15) until otherwise fixed as described immediately above.
The directors of the Corporation shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as the then total number of directors constituting the entire board of directors permits with the term of office of one class expiring each year. Directors of Class I shall hold office for an initial term expiring at the 2007 annual meeting, directors of Class II shall hold office for an initial term expiring at the 2008 annual meeting and directors of Class III shall hold office for an initial term expiring at the 2009 annual meeting. At each annual meeting of shareholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the board of directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the board of directors, acting by two-thirds (2/3) of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the classes so as to maintain all classes as equal in number as possible. There shall be no cumulative voting in the election of directors.
Notwithstanding any other provisions of these articles of incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these articles of incorporation or the bylaws of the Corporation), any director or the entire board of directors of the Corporation may be removed at any time, but only for cause and by shareholder action at an annual meeting of shareholders or at a meeting of the shareholders called for that purpose. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or willful misconduct in the performance of such director’s duty to the Corporation and such adjudication is no longer subject to direct appeal.
ARTICLE 12
ADDITIONAL VOTING REQUIREMENTS
Paragraph 1.     Except as otherwise provided in this Article:
(a)    any merger or consolidation of the Corporation into any other corporation;
(b)    any sale, lease, exchange or other disposition by the Corporation of assets constituting all or substantially all of the assets of the Corporation and its Subsidiaries taken as a whole to or with any other corporation, person or other entity in a single transaction or a series of related transactions;
(c)    the voluntary dissolution of the Corporation; and
(d)    the amendment, alteration, change or repeal of these articles of incorporation;
shall require the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all outstanding stock of the Corporation entitled to vote thereon. Such affirmative vote shall be required notwithstanding the fact that a greater vote may be specified by law in the absence of this provision, or otherwise in these articles of incorporation or by the bylaws of the Corporation.
Paragraph 2.     For purposes of this Article, the term “Subsidiary” means any entity in which the Corporation beneficially owns, directly or indirectly, more than 80% of the outstanding voting stock. The phrase “voting security” as used in paragraph A of this Article shall mean any security which is (or upon the happening of any event, would be) entitled to vote for the election of directors, and any security convertible, with or without consideration into such security or carrying any warrant or right to subscribe to or purchase such a security.
Paragraph 3.     Notwithstanding anything contained in this Article or applicable law to the contrary, any action or transaction described in clauses (a), (b), (c) and (d) of paragraph 1 of this Article which: (i) has been approved at any time prior to its consummation by resolution adopted by not less than two-thirds (2/3) of the number of directors as may be fixed from time to time, in the manner prescribed herein, by the board of directors of the Corporation; or (ii) is any transaction described in such paragraph 1 with any corporation of which a majority of the outstanding shares of all classes of stock is owned of record or beneficially by the Corporation; or (iii) is a merger with another corporation which may be authorized without action by the shareholders of the Corporation to the extent and in the manner permitted from time to time by the law of the State of Illinois; shall only require the affirmative vote of the holders of at least a majority of the voting power of all outstanding stock of the Corporation entitled to vote thereon.
Paragraph 4.     The interpretation, construction and application of any provision or provisions of this Article and the determination of any facts in connection with the application of this Article, shall be made by the affirmative vote of not less than two-thirds (2/3) of the number of directors as may be fixed from time to time, in the manner prescribed herein, by the board of directors of the Corporation. Any such interpretation, construction, application or determination, when made in good faith, shall be conclusive and binding for all purposes of this Article.
ARTICLE 13
SHAREHOLDERS' ACTION
Subject to the rights of holders of any class or series of preferred stock, any action required or permitted to be taken by the holders of capital stock of the Corporation must be effected at a duly called annual or special meeting of the holders of capital stock of the Corporation and may not be effected by any consent in writing by such holders.
ARTICLE 14
NON-SHAREHOLDER INTERESTS
In connection with the exercise of its judgment in determining what is in the best interests of this Corporation and its shareholders when evaluating a proposal by another person or persons to make a tender or exchange offer for any equity security of this Corporation or any subsidiary, to merge or consolidate with this corporation or any subsidiary or to purchase or otherwise acquire all or substantially all of the assets of this Corporation or any subsidiary, the board of directors of this Corporation may consider all of the following factors and any other factors which it deems relevant: (i) the adequacy of the amount to be paid in connection with any such transaction; (ii) the social and economic effects of the transaction on the Corporation and its subsidiaries and the other elements of the communities in which the Corporation or its subsidiaries operate or are located; (iii) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; (iv) the competence, experience, and integrity of the acquiring person or persons and its or their management; and (v) any antitrust or other legal or regulatory issues which may be raised by any such transaction.
ARTICLE 15
BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS
The provisions of Section 11.75 of the Illinois Business Corporation Act of 1983, as the same now exists or may hereafter be amended or as such Section 11.75 may hereafter be renumbered or recodified (“Section 11.75”), will be deemed to apply to the Corporation, and the Corporation shall be subject to all of the restrictions set forth in such Section 11.75.

STATEMENT OF RESOLUTION ESTABLISHING SERIES
OF
SERIES A NON-CUMULATIVE CONVERTIBLE PREFERRED STOCK
OF
FIRST COMMUNITY FINANCIAL PARTNERS, INC.
Pursuant to and in accordance with Section 6.10 of the Illinois Business Corporation Act of 1983, as amended (the “IBCA”), the undersigned corporation made the following statement:
ARTICLE I
The name of the corporation is First Community Financial Partners, Inc. (the “Company”).
ARTICLE II
That pursuant to the authority vested in the board of directors of the Company (the “Board”) in accordance with the provisions of the Articles of Incorporation of the Company, the Board on February 18, 2009, adopted the following resolutions creating a series of 5,000 shares of preferred stock, par value $1.00 per share, designated as “Series A NonCumulative Convertible Preferred Stock”:
RESOLVED, that subject to the filing of a Statement of Resolution Establishing Series with the Illinois Secretary of State, pursuant to the authority vested in the Board in accordance with the provisions of the Articles of Incorporation of the Company, a series of 5,000 shares of preferred stock, $1.00 par value per share and with a liquidation preference of $1000.00 per share, of the Company is hereby created, such series to be known as Series A Non-Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), and that the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are set forth in the attached Exhibit A.
FURTHER RESOLVED, that the President and Chief Executive Officer or any officer designated by him (each, an “Authorized Officer”) are hereby authorized and directed to make, execute and file with the Illinois Secretary of State in the manner required by law, such Statement of Resolution Establishing Series, and to take all other actions he or she may deem necessary or advisable to carry into effect the foregoing resolution.
The undersigned corporation has caused this statement to be signed by a duly authorized officer, who affirms, under penalties of perjury, that the facts stated herein are true. All signatures must be in BLACK INK.
IN WITNESS WHEREOF, I have subscribed my name this 6th day of April, 2009.
FIRST COMMUNITY FINANCIAL PARTNERS, INC.

/s/ Stephen G. Morrissette
Stephen G. Morrissette
President and Chief Executive Officer

EXHIBIT A

ESTABLISHMENT
OF
RIGHTS, PREFERENCES AND LIMITATIONS
OF
SERIES A NON-CUMULATIVE CONVERTIBLE PREFERRED STOCK
OF
FIRST COMMUNITY FINANCIAL PARTNERS, INC.
Section 1.Issuance. The board of directors (the “Board”) of First Community Financial Partners, Inc. (the “Company”) has determined that 5,000 shares of the Company’s authorized and unissued preferred stock, $1.00 par value per share, be identified as “Series A Non-Cumulative Convertible Preferred Stock” and has authorized such shares for issuance at a price of $1,000.00 per share (the “Series A Preferred Stock”).
Section 2.    Dividends. The Series A Preferred Stock will be entitled to receive only if, as and when declared by the Board out of any funds legally available therefor, non-cumulative dividends paid annually on the first day of January of each year at the rate of 8.0% per annum of the per share liquidation preference described in Section 7 below (the “Liquidation Preference”). Dividends will be payable in cash. During any fiscal year of the Company, no dividends whatsoever may be paid or declared, and no distribution shall be made, on the common stock, par value $1.00 per share, of the Company (“Common Stock”), until dividends in the total amount due per share on the Series A Preferred Stock have been paid or declared and set apart during that year.
Section 3.    Voting Rights. The holders of each share of Series A Preferred Stock shall not be entitled to vote, except as required by law.
Section 4.    Conversion.
(a)    Voluntary Conversion. At any time on or after the fifth anniversary of the date of issuance of the Series A Preferred Stock, or at any time prior to the Redemption Date following the receipt of a Redemption Notice delivered by the Company pursuant to Section 5, the holders of the outstanding shares of Series A Preferred Stock, if any, will have the option to convert their shares of Series A Preferred Stock into shares of Common Stock. The number of shares of Common Stock into which each share of Series A Preferred Stock is convertible shall be equal to the quotient obtained by dividing: (i) the Liquidation Preference of such share (plus any declared and unpaid dividends thereon); by (ii) $20.00 (as adjusted from time to time as provide in this Section 4, the “Conversion Price”). No fractional shares will be issued by the Company, and the Company will pay cash (based upon the then current per share value of the Common Stock as determined in good faith by the Company) in lieu of any fractional share of Common Stock owed to the holder pursuant to a conversion.
(b)    Procedure for Voluntary Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall give prior written notice by mail, first class postage prepaid, to the Company that he or she elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Thereafter, upon the surrender of the certificate or certificates of Series A Preferred Stock, duly endorsed, at the office of the Company, the Company shall promptly issue and deliver at such office to such holder of Series A Preferred Stock or to the nominee or nominees of such holder a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. All rights with respect to such surrendered shares shall forthwith after such surrender terminate.
(c)    Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after at the date on which such shares of Series A Preferred Stock are originally issued (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; conversely, if the Company shall at any time or from time to time after the Original Issue Date reduce the outstanding shares of Common Stock by combination or otherwise, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(c) shall become effective at the close of business on the date the subdivision or combination becomes effective.
(d)    Adjustment or Certain Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date shall make or issue a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance by multiplying the Conversion Price then in effect by a fraction: (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Section 5.    Redemption Rights.
(a)    Holders’ Redemption Rights. No holder of any outstanding shares of Series A Preferred Stock shall have any right to require the redemption of any outstanding shares of Series A Preferred Stock.
(b)    Company’s Redemption Rights.
(i)    At any time on or after the fifth anniversary of the date of issuance of the Series A Preferred Stock, the Company may redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock, if any, at a redemption price equal to $1,000.00 per share, plus any declared and unpaid dividends (the “Redemption Price”) as of and to the date fixed for such redemption (the “Redemption Date”).
(ii)    Upon the later to occur of (1) the execution by the Company of a definitive agreement to effect a transaction that will result in a Change of Control (as defined below) and (2) the approval by the Board of any transaction that would result in a Change of Control (as defined below), the Company may redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock, if any, at the Redemption Price as of the Redemption Date (which date shall not be later than five days prior to the effective date of the Change of Control).
A “Change of Control” shall mean: (1) the consummation of an acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding Common Stock; or (2) the consummation by the Company of: (A) a merger or consolidation if the stockholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding Common Stock of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Common Stock of the Company outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution, or an agreement for the sale or other disposition of all or substantially all of the assets, of the Company. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the then outstanding Common Stock of the Company are acquired by: (x) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (y) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.
(c)    Redemption Notice. Not less than 15 nor more than 30 days prior to the Redemption Date, written notice (the “Redemption Notice”) shall be mailed, first class postage prepaid, to the holders of the then outstanding shares of the Series A Preferred Stock at their respective addresses last shown on the records of the Company. The Redemption Notice shall state: (i) the number of shares being redeemed; (ii) the Redemption Date and Redemption Price; and (iii) that each holder is to surrender to the Company, in the manner and at the place designated in the Redemption Notice, the certificates representing the shares of Series A Preferred Stock to be redeemed.
(d)    Surrender of Certificates. On or before the Redemption Date, the holders of shares of Series A Preferred Stock being redeemed, unless a holder has exercised his or her right to convert the shares as provided in Section 4, shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.
(e)    Termination of Rights. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price is paid, then all rights with respect to the outstanding shares of Series A Preferred Stock shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price upon surrender of their certificate or certificates therefor.
Section 6.    Automatic Exchange.
(a)    Upon the termination of the Company’s commitment (the “Debt Commitment”) to not incur any debt without the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), each share of Series A Preferred Stock will be exchanged automatically for one newly issued Series A Convertible Subordinated Note (a “Company Note”), with the terms as set forth in that certain offering circular of the Company dated February 18, 2009, as supplemented on March 31, 2009, in the same face amount as the share of Series A Preferred Stock for which it is exchanged (the “Exchange”). At that time, each holder of Series A Preferred Stock will be unconditionally obligated to surrender to the Company the certificates representing each share of the holder’s Series A Preferred Stock, and the Company will be unconditionally obligated to issue to such holder in exchange for each such share of Series A Preferred Stock one or more Company Notes.
(b)    If the Debt Commitment is terminated, the Exchange would occur as of 8:00 a.m., Chicago, Illinois time, on the earliest possible business day following the date the Debt Commitment is terminated (the “Time of Exchange”). As of the Time of Exchange, all of the Series A Preferred Stock will be deemed canceled without any further action by the Company or the holder of the shares, all rights of the holders of Series A Preferred Stock as shareholders of the Company will cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of Company Notes. The Company will mail notice of the termination of the Debt Commitment to each holder of Series A Preferred Stock within 15 days of such event, and the Company will deliver to each such holder one or more Company Notes upon surrender of certificates for Series A Preferred Stock. Until the Company Notes are delivered, certificates previously representing Series A Preferred Stock shall be deemed for all purposes to represent Company Notes. All corporate action necessary for the Company to issue the Company Notes will be completed upon completion of the Offering. Accordingly, once the Federal Reserve agrees to terminate the Debt Commitment, no action will be required to be taken by holders of Series A Preferred Stock or by the Company in order to effect the Exchange as of the Time of Exchange.
Section 7.    Liquidation. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, a Liquidation Preference of $1,000.00 per share, plus any declared and unpaid dividends thereon as of the effective date of such dissolution, liquidation or winding up of the Company, before any payment or distribution shall be made on the Common Stock or any other class of stock ranking junior to the Series A Preferred Stock. If the assets of the Company available for distribution to the holders of shares of the Series A Preferred Stock upon any dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of Series A Preferred Stock. After the payment to the holders of the shares of the Series A Preferred Stock of the full amounts provided for in this Section, the holders of the Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

STATEMENT OF RESOLUTION ESTABLISHING SERIES
OF
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B
AND
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES C
OF
FIRST COMMUNITY FINANCIAL PARTNERS, INC.
Pursuant to and in accordance with Section 6.10 of the Illinois Business Corporation Act of 1983 (the “IBCA”), the undersigned corporation made the following statement:
ARTICLE I
The name of the corporation is First Community Financial Partners, Inc. (the “Issuer”):
ARTICLE II
That pursuant to the authority vested in the board of directors of the Issuer (the “Board of Directors”) in accordance with the provisions of the Articles of Incorporation of the Issuer (the “Articles”), the Board of Directors on December 3, 2009, adopted the following resolution creating a series of 22,000 shares of preferred stock designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series B”:
RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Articles, a series of preferred stock, par value $1.00 per share, of the Issuer is hereby created, such series to be known as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and that the designation and number of shares of such series, and the preferences, voting powers and relative, participating, optional and other special rights and qualifications, limitations and restrictions of the shares of such series are as follows:
Designation of Fixed Rate Cumulative Perpetual Preferred Stock, Series B
Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series B” (the “Designated Series B Preferred Stock”). The authorized number of shares of Designated Series B Preferred Stock shall be 22,000.
Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Statement of Resolution to the same extent as if such provisions had been set forth in full herein.
Part 3. Definitions. The following terms are used in this Statement of Resolution (including the Standard Provisions in Annex A hereto) as defined below:
(a)    “Common Stock” means the common stock, $1.00 par value per share, of the Issuer.
(b)    “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.
(c)    “Junior Stock” means the Common Stock and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.
(d)    “Liquidation Amount” means $1,000 per share of Designated Series B Preferred Stock.
(e)    “Minimum Amount” means $5,500,000.
(f)    “Parity Stock” means any class or series of stock of the Issuer (other than Designated Series B Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Issuer’s Fixed Rate Cumulative Perpetual Preferred Stock, Series C.
(g)    “Signing Date” means the Original Issue Date.
Part 4. Certain Voting Matters. Holders of shares of Designated Series B Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Series B Preferred Stock are entitled to vote, including any action by written consent.
ARTICLE III
That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Articles, the Board of Directors on December 3, 2009, adopted the following resolution creating a series of 1,101.10110 shares of preferred stock designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series C:”
RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Articles, a series of preferred stock, par value $1.00 per share, of the Issuer is hereby created, such series to be known as Fixed Rate Cumulative Perpetual Preferred Stock, Series C, and that the designation and number of shares of such series, and the preferences, voting powers and relative, participating, optional and other special rights and qualifications, limitations and restrictions of the shares of such series are as follows:
Designation of Fixed Rate Cumulative Perpetual Preferred Stock, Series C
Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series C” (the “Designated Series C Preferred Stock”). The authorized number of shares of Designated Series C Preferred Stock shall be 1,101.10110.
Part 2. Standard Provisions. The Standard Provisions contained in Annex B attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Statement of Resolution to the same extent as if such provisions had been set forth in full herein.
Part 3. Definitions. The following terms are used in this Statement of Resolution (including the Standard Provisions in Annex B hereto) as defined below:
(a)    “Common Stock” means the common stock, $1.00 par value per share, of the Issuer.
(b)    “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.
(c)    “Junior Stock” means the Common Stock and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Series C Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.
(d)    “Liquidation Amount” means $1,000 per share of Designated Series C Preferred Stock.
(e)    “Minimum Amount” means $275,000.
(f)     “Parity Stock” means any class or series of stock of the Issuer (other than Designated Series C Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Series C Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Issuer’s UST Preferred Stock.
(g)    “Signing Date” means the Original Issue Date.
(h)    “UST Preferred Stock” means the Issuer’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B.
Part 4. Certain Voting Matters. Holders of shares of Designated Series C Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Series C Preferred Stock are entitled to vote, including any action by written consent.

IN WITNESS WHEREOF, I have subscribed my name this 8th day of December, 2009. The undersigned corporation has caused this statement to be signed by a duly authorized officer, who affirms, under penalties of perjury, that the facts stated herein are true.
FIRST COMMUNITY FINANCIAL PARTNERS, INC.

/s/ Steve Morrissette
Steve Morrissette
President and Chief Executive Officer

Annex A
STANDARD PROVISIONS
(FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B)
Section 1.     General Matters. Each share of Designated Series B Preferred Stock shall be identical in all respects to every other share of Designated Series B Preferred Stock. The Designated Series B Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Series B Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer.
Section 2.     Standard Definitions. As used herein with respect to Designated Series B Preferred Stock:
(a)    “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.
(b)    “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
(c)    “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s stockholders.
(d)    “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
(e)    “Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.
(f)    “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Series B Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.
(g)    “Charter” means the Issuer’s certificate or articles of incorporation, articles of association, or similar organizational document.
(h)    “Dividend Period” has the meaning set forth in Section 3(a).
(i)    “Dividend Record Date” has the meaning set forth in Section 3(a).

(j)    “Liquidation Preference” has the meaning set forth in Section 4(a).
(k)    “Original Issue Date” means the date on which shares of Designated Series B Preferred Stock are first issued.
(l)    “Preferred Director” has the meaning set forth in Section 7(b).
(m)    “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Series B Preferred Stock.
(n)    “Qualified Equity Offering” means the sale and issuance for cash by the Issuer to persons other than the Issuer or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Issuer at the time of issuance under the applicable risk-based capital guidelines of the Issuer’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).
(o)    “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Series B Preferred Stock.
(p)    “Successor Preferred Stock” has the meaning set forth in Section 5(a).
(q)    “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Series B Preferred Stock are entitled to vote as specified in Section 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.
Section 3.     Dividends.
(a)    Rate. Holders of Designated Series B Preferred Stock shall be entitled to receive, on each share of Designated Series B Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Series B Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Series B Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.
Dividends that are payable on Designated Series B Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Series B Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30 day month.
Dividends that are payable on Designated Series B Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Series B Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
Holders of Designated Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Series B Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).
(b)    Priority of Dividends. So long as any share of Designated Series B Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Series B Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Series B Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Issuer or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any of its subsidiaries), including as trustees or custodians, and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Series B Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Series B Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Series B Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Issuer will provide written notice to the holders of Designated Series B Preferred Stock prior to such Dividend Payment Date.
Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Series B Preferred Stock shall not be entitled to participate in any such dividends.
Section 4.     Liquidation Rights.
(a)    Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Series B Preferred Stock shall be entitled to receive for each share of Designated Series B Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Series B Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b)    Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Series B Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Series B Preferred Stock as to such distribution, holders of Designated Series B Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.
(c)    Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Series B Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Series B Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.
(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.
Section 5.     Redemption.
(a)    Optional Redemption. Except as provided below, the Designated Series B Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Series B Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.
Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Series B Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Issuer (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Series B Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Issuer (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).
The redemption price for any shares of Designated Series B Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.
(b)    No Sinking Fund. The Designated Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Series B Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Series B Preferred Stock.
(c)    Notice of Redemption. Notice of every redemption of shares of Designated Series B Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Series B Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Series B Preferred Stock. Notwithstanding the foregoing, if shares of Designated Series B Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Series B Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Series B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
(d)    Partial Redemption. In case of any redemption of part of the shares of Designated Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Series B Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof
(e)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.
(f)    Status of Redeemed Shares. Shares of Designated Series B Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Series B Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Series B Preferred Stock).
Section 6.     Conversion. Holders of Designated Series B Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.
Section 7.     Voting Rights.
(a)    General. The holders of Designated Series B Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
(b)    Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Series B Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Series B Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Issuer’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Series B Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Series B Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Series B Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Series B Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.
(c)    Class Voting Rights as to Particular Matters. So long as any shares of Designated Series B Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66-2/3% of the shares of Designated Series B Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i)    Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Series B Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Series B Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;
(ii)    Amendment of Designated Series B Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Series B Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Series B Preferred Stock; or
(iii)    Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Series B Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Series B Preferred

Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Series B Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Series B Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Series B Preferred Stock.
(d)    Changes after Provision for Redemption. No vote or consent of the holders of Designated Series B Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Series B Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.
(e)    Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Series B Preferred Stock (including, without limitation, the fixing of a record date in cotu1ection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Series B Preferred Stock is listed or traded at the time.
Section 8.     Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Series B Preferred Stock may deem and treat the record holder of any share of Designated Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 9.     Notices. All notices or communications in respect of Designated Series B Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Series B Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Series B Preferred Stock in any manner permitted by such facility.
Section 10.     No Preemptive Rights. No share of Designated Series B Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
Section 11.     Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.
Section 12.     Other Rights. The shares of Designated Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Annex B
STANDARD PROVISIONS
(FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES C)
Section 1.     General Matters. Each share of Designated Series C Preferred Stock shall be identical in all respects to every other share of Designated Series C Preferred Stock. The Designated Series C Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Series C Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer.
Section 2.     Standard Definitions. As used herein with respect to Designated Series C Preferred Stock:
(a)    “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
(b)    “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s stockholders.
(c)    “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
(d)    “Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.
(e)    “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Series C Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.
(f)    “Charter” means the Issuer’s certificate or articles of incorporation, articles of association, or similar organizational document.
(g)    “Dividend Period” has the meaning set forth in Section 3(a).
(h)    “Dividend Record Date” has the meaning set forth in Section 3(a).
(i)    “Liquidation Preference” has the meaning set forth in Section 4(a).
(j)    “Original Issue Date” means the date on which shares of Designated Series C Preferred Stock are first issued.

(k)    “Preferred Director” has the meaning set forth in Section 7(b).
(l)    “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Series C Preferred Stock.
(m)    “Qualified Equity Offering” means the sale and issuance for cash by the Issuer to persons other than the Issuer or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Issuer at the time of issuance under the applicable risk-based capital guidelines of the Issuer’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).
(n)    “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Series C Preferred Stock.
(o)    “Successor Preferred Stock” has the meaning set forth in Section 5(a).
(p)    “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Series C Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.
Section 3.     Dividends.
(a)    Rate. Holders of Designated Series C Preferred Stock shall be entitled to receive, on each share of Designated Series C Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a per annum rate of 9.0% on (i) the Liquidation Amount per share of Designated Series C Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Series C Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Series C Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Series C Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.
Dividends that are payable on Designated Series C Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Series C Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
Holders of Designated Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Series C Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).
(b)    Priority of Dividends. So long as any share of Designated Series C Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Series C Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Series C Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice; (ii) the acquisition by the Issuer or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any of its subsidiaries), including as trustees or custodians; and (iii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date

(or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Series C Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Series C Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Series C Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Issuer will provide written notice to the holders of Designated Series C Preferred Stock prior to such Dividend Payment Date.
Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Series C Preferred Stock shall not be entitled to participate in any such dividends.
Section 4.     Liquidation Rights.
(a)    Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Series C Preferred Stock shall be entitled to receive for each share of Designated Series C Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Series C Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).
(b)    Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Series C Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Series C

Preferred Stock as to such distribution, holders of Designated Series C Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.
(c)    Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Series C Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Series C Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.
(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Series C Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.
Section 5.     Redemption.
(a)    Optional Redemption. Except as provided below, the Designated Series C Preferred Stock may not be redeemed prior to the later of (i) first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date; and (ii) the date on which all outstanding shares of UST Preferred Stock have been redeemed, repurchased or otherwise acquired by the Issuer. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Series C Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.
Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency and subject to the requirement that all outstanding shares of UST Preferred Stock shall previously have been redeemed, repurchased or otherwise acquired by the Issuer, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Series C Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Issuer (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Series C Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Issuer (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).
The redemption price for any shares of Designated Series C Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.
(b)    No Sinking Fund. The Designated Series C Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Series C Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Series C Preferred Stock.
(c)    Notice of Redemption. Notice of every redemption of shares of Designated Series C Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Series C Preferred Stock. Notwithstanding the foregoing, if shares of Designated Series C Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Series C Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.
(d)    Partial Redemption. In case of any redemption of part of the shares of Designated Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Series C Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
(e)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.
(f)    Status of Redeemed Shares. Shares of Designated Series C Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Series C Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Series C Preferred Stock).
Section 6.     Conversion. Holders of Designated Series C Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.
Section 7.     Voting Rights.
(a)    General. The holders of Designated Series C Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
(b)    Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Series C Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Series C Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Issuer’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Series C Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Series C Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Series C Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Series C Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.
(c)    Class Voting Rights as to Particular Matters. So long as any shares of Designated Series C Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Series C Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i)    Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Series C Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Series C Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;
(ii)    Amendment of Designated Series C Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Series C Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Series C Preferred Stock; or
(iii)    Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Series C Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Series C Preferred

Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Series C Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Series C Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Series C Preferred Stock.
(d)    Changes after Provision for Redemption. No vote or consent of the holders of Designated Series C Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Series C Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.
(e)    Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Series C Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Series C Preferred Stock is listed or traded at the time.
Section 8.     Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Series C Preferred Stock may deem and treat the record holder of any share of Designated Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 9.     Notices. All notices or communications in respect of Designated Series C Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Series C Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Series C Preferred Stock in any manner permitted by such facility.
Section 10.     No Preemptive Rights. No share of Designated Series C Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
Section 11.     Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.
Section 12.     Other Rights. The shares of Designated Series C Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

FORM BCA 10.30 (rev. Dec. 2003)
ARTICLES OF AMENDMENT
Business Corporation Act
Secretary of State
Department of Business Services
Springfield, IL 62756
217-782-1832
www.cyberdriveillinois.com
File #    6488 4492     Filing Fee: $50        Approved: ____
- - - - Submit in duplicate - - - - Type or Print clearly in black ink - - - - Do not write above this line - - - -

1.	Corporate Name (See Note 1 on page 4.): First Community Financial Partners, Inc.

2.	Manner or Adoption or Amendment:
The following amendment to the Articles of Incorporation was adopted on May 18        , 2011

in the manner indicated below:                        Month & Day     Year
Mark an “X” in one box only,

☐	By a majority of the incorporators, provided no directors were named in the Articles of Incorporation and no directors have been elected. (See Note 2 on page 4.)

☐	By a majority of the board of directors, in accordance with Section 10.10, the Corporation having issued no shares as or the time of adoption of this amendment. (See Note 2 on page 4.)

☐
By a majority of the board of directors, in accordance with Section 10.15, shares having been issued but shareholder action not being required for the adoption of the amendment. (See Note 3 on page 4.)

☑
By the shareholders, in accordance with Section 10.20, a resolution of the board of directors having been duly adopted and submitted to me shareholders. At a meeting of shareholders, not less than the minimum number of votes required by statute and by the Articles of Incorporation were voted in favor of the amendment. (See Note 4 on page 4.)

☐
By the shareholders, in accordance with Sections 10.20 and 7.10, a resolution of the board of directors having been duly adopted and submitted to the shareholders. A consent in writing has been signed by shareholders having not less than the minimum number of votes required by statute and by the Articles of Incorporation. Shareholders who have not consented in writing have been given notice in accordance with Section 7.10. (See Notes 4 and 5 on page 4.)

☐
By the shareholders, in accordance with Section 10.20, a resolution of the board of directors having been duly adopted and submitted to the shareholders. A consent in writing has been signed by all the shareholders entitled to vote on this amendment. (See Note 5 on page 4.)

3.	Text of Amendment:

a.	When amendment effects a name change, insert the New Corporate Name below. Use page 2 for all other amendments.
Article I: Name of the Corporation:
New Name
(All changes other than name Include on page 2.)

Text of Amendment

b.	If amendment affects the corporate purpose, the amended purpose is required to be set forth in its entirety.
For more space, attach additional sheets of this size.

Resolved, that Article 4, Paragraph 1 of the Articles of Incorporation be amended to read in its entirety as follows:
Paragraph 1. The total number of shares of all classes of capital stock which the Corporation has the authority to issue is sixty-one million (61,000,000) shares, which are divided into two classes as follows:
(a)    one million (1,000,000) shares of Preferred Stock with a par value of $1.00 per share (the “Preferred Stock”); and
(b)    sixty million (60,000,000) shares of Common Stock with a par value of $1.00 per share (the “Common Stock”).

4.
The manner, if not set forth in Article 3b, in which any exchange, reclassification or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, provided for or effected by this amendment, is as follows (If not applicable, insert “No change”):

No change.

5.	a. The manner, if not set forth in Article 3b, in which said amendment effects a change in the amount of paid-in capital is as follows (if not applicable, insert “No change”):
(Paid-in capital replaces the terms Stated Capital and Paid-in Surplus and is equal to the total of these accounts.)
No change.

b.	The amount of paid-in capital as changed by this amendment Is as follows (if not applicable, insert “No change”):
(Paid-in Capital replaces the terms Stated Capital and Paid-in Surplus and is equal to the total of these accounts.) (See Note 6 on page 4.)

	Before Amendment	After Amendment
Paid-in Capital:	$ No change.	$ No change.
Complete either Item 6 or Item 7 below. All signatures must be In BLACK INK.

6.	The undersigned Corporation has caused this statement to be signed by a duly authorized officer who affirms, under penalties of perjury, that the facts stated herein are true and correct.

Dated June 28 , 2011 Month & Day Year	First Community Financial Partners, Inc. Exact Name of Corporation

/s/ Glen L. Stitely Any Authorized Officer’s Signature

Glen L. Stiteley, Chief Financial Officer Name and Title (type or print)

7.	If amendment is authorized pursuant to Section 10.10 by the incorporators, the incorporators must sign below, and type or print name and title.
OR
If amendment is authorized by the directors pursuant to Section 10.10 and there are no officers, a majority of the directors, or such directors as may be designated by the board, must sign below, and type or print name and title.
The undersigned affirms, under penalties of perjury, that the facts stated herein are true and correct.
Dated                 ,     ____

    Month & Day            Year

FORM BCA 5.10/5.20 (rev. Dec. 2003)
STATEMENT OF CHANGE OF
REGISTERED AGENT AND/OR
REGISTERED OFFICE
Business Corporation Act
Jesse White, Secretary of State
Department of Business Services
Springfield, IL 62756
Telephone (217) 782-3647
www.cyberdriveillinois.com
Remit payment in the form of a
check or money order payable
to the Secretary of State.

File # 64884492	Filing Fee: $25.00	Approved

----------Submit in duplicate----------------	-------------Type or Print clearly in black Ink----Do not write above this line----------

1. CORPORATE NAME: First Community Financial Partners, Inc. 2. STATE OR COUNTRY OF INCORPORATION: Illinois

3. Name and address of the registered agent and registered office as they appear on the records of the office of the Secretary of State (before change):

   Registered Agent: BFKPN Corporate Services, Inc.
                First Name Middle Name Last Name
   Registered Office: 333 W. Wacker Drive, Suite 2700
                Number Street Suite No. (A P.O. Box alone is not acceptable)
            Chicago 60606 Cook
               City Zip Code County

4. Name and address of the registered agent and registered office shall be (after all changes herein reported):

   Registered Agent: BFKPN Corporate Services, Inc.
                First Name Middle Name Last Name
   Registered Office: 200 W. Madison Street, Suite 3900
                Number Street Suite No. (A P.O. Box alone is not acceptable)
            Chicago, Illinois 60606 Cook
               City Zip Code County

5. The address of the registered office and the address of the business office of the registered agent, as changed, will be identical.

6. The above change was authorized by: (“X” one box only) a. ☑ By resolution duly adopted by the board of directors. (Note 5) b. ☐ By action of the registered agent. (Note 6)

7. (If authorized by the board of directors, sign here. See Note 5)
The undersigned corporation has caused this statement to be signed by a duly authorized officer who affirms, under penalties of perjury, that the facts state herein are true.

Dated , (Month & Day) (Year) (Any Authorized Officer’s Signature) (Type or Print Name and Title)	(Exact Name of Corporation)

(If change of registered office by registered agent, sign here. See note 6)
The undersigned, under penalties of perjury, affirms that the facts stated herein are true.

Dated 9/5 , 07 (Month & Day) (Year)
   /s/ Deborah Openshaw

   (Signature of Registered Agent of Record)
   Deborah Openshaw, Asst. Sec.

   (Type or print name. If the registered agent is a corporation, type or print the name and title of the officer who is signing on its behalf.)

NOTES

1.	The registered office may, but need not be the same as the principal office of the corporation. However, the registered office and the office address of the registered agent must be the same.

2.	The registered office must include a street or road address; a post office box number alone is not acceptable.

3.	A corporation cannot act as its own registered agent.

4.
If the registered office is changed from one county to another, then the corporation must file with the recorder of deeds of the new county a certified copy of the articles of incorporation and a certified copy of the statement of change of registered office. Such certified copies may be obtained ONLY from the Secretary of State.

5.	Any change of registered agent must be by resolution adopted by the board of directors. This statement must then be signed by a duly authorized officer.

6.
The registered agent may report a change of the registered office of the corporation for which he or she is registered agent. When the agent reports such a change, this statement must be signed by the registered agent. If a corporation is acting as the registered agent, a duly authorized officer of such corporation must sign this statement.